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                                                                       Exhibit 5
June 12, 2003

Education Lending Group, Inc.
12760 High Bluff Drive
Suite 210
San Diego, California 92130

     Re:  Education Lending Group, Inc., Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

     We are acting as counsel to Education Lending Group, Inc. ("Education Lending Group") in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") for the registration, under the Securities Act of 1933, as amended, of 16,214,587 shares of common stock of Education Lending Group, par value $.001 ("Common Stock") to be issued in exchange for unregistered shares currently held by the shareholders of Education Lending Group.

     Item 601 of Regulation S-B and the instructions to Form S-4 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-4 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

     In rendering this opinion, we have examined (a) the Certificate of Incorporation and the By Laws of Education Lending Group and (b) such records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:

          (1) Education Lending Group is a corporation validly organized and existing and in good standing under the laws of the State of Delaware.

          (2) The 16,214,587 shares of Common Stock covered by the Registration Statement have been duly authorized and when issued in exchange for shares of Common Stock of Education Lending Group, will be legally issued, fully paid and nonassessable.

     The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.

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     Our opinion is intended solely for the benefit of Education Lending Group,
Inc. and its shareholders, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that we hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to us under the heading "Experts" in the Registration Statement.

                                            Very truly yours,

                                            /s/ Thompson Hine LLP